Exhibit 10.10

MANAGEMENT PERFORMANCE PLAN

2005 Payable in 2006

I.	SPONSOR

FBL Financial Group, Inc. is the sponsor of the Management Performance Plan.

II.	PARTICIPANTS

Participants in the plan include the senior executive group and executive group of FBL Financial Group, Inc. as Tier I participants. Tier II participants include department heads (salary grade 45). Tier III participants include managers (salary grade 44).

III.	FEATURES

A.	Each year the Compensation Committee and board of directors approve five to eight corporate goals. These performance goals include significant areas of achievement such as number of property/casualty accounts, property/casualty and life insurance new business production, expenses and earnings.

B.	Each goal is given equal weight but may be split between life and property/casualty performance.

C.	Each goal is measured separately in the determination of the attainment level. Generally goals for insurance management will be based on the performance over the entire marketing area. Participants whose responsibilities are limited to a single state or sales region will be measured according to the performance of that particular territory.

D.	Percentage of incentives to be paid will be calculated separately for each performance goal and no incentive will be paid on a goal until at least 75% of its goal level is attained.

E.	The applicable performance incentive percentage for each goal will increase proportionately for achievement above 75% of goal level to a maximum of 150% of goal, resulting in an incentive percentage of from 75% to 150% for each goal.

F.	For participants in Tier I, Group I, II and III, the applicable performance incentive percentage for each goal will begin at 50% at performance of 75% of goal level and increase proportionately to 200% at performance of 150% of goal level.

G.	The performance incentive percentage will be applied to the participant’s base salary paid during the plan year.

Exhibit 10.10

H.	The performance incentive percentage payable varies by tier and in some cases by employee group within a tier as follows:

Tier I Group I – 50% Chief Executive Officer

Tier I Group II — 40% Chief Financial Officer; Executive Vice President, Farm Bureau Life; Executive Vice President, Farm Bureau Mutual; Executive Vice President, EquiTrust Life

Tier I Group III – 25% Balance of insurance management team

Tier I Group IV – 20% Executive Group – Grade 50 employees

Tier II – All participants – 10% Grade 45

Tier III – All participants – 8% Grade 44

I.	Payments of the performance incentive will be made annually to each participant in a single, separate, lump sum payment on or before February 14 for the prior plan year.